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                             UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              FORM 12b-25

                     NOTIFICATION OF LATE FILING

                             Commission FILE NUMBER:  038593

(Check One):
[ ]Form 10-K   [ ]Form 20-F   [ ]Form 11-K   [X ]Form 10-Q   [ ]Form N-SAR

For the Period Ended: September 30,1998
                      --------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:  n/a
                                     -------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION:

Renaissance Capital Partners II, Ltd.
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Full Name of Registrant
n/a
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Former Name if Applicable
8080 North Central Expressway Suite 210 LB 59
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Address of Principal Executive Officer (Street and Number)
Dallas, Texas 75206
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

_____  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort of
 XX         expense;
-----  (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

-----  (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is in the process of completing its financial statements.
Upon completion, and review by the Company's auditors, the Company anticipates filing its report on Form 10-Q for the quarter ended September 30, 1998 within the requested extension period.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification:
Ann E. West                                            214-891-8254
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             (Name)                                      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                          _XX__Yes  ____No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof.

                                                         ----Yes  -XX-No


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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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            Renaissance Capital Partners II, Ltd.
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              (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

November 16, 1998         /S/ Barbe Butschek
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Date                      Renaissance Capital Partners II, Ltd.
                          by:  Renaissance Capital Group, Inc.
                               Managing General Partner
                               Barbe Butschek
                               Senior Vice President, Secretary & Treasurer